[Execution Copy]

STOCK PURCHASE AGREEMENT

AMONG

ACCESS PLANS USA, INC.

PROTECTIVE MARKETING ENTERPRISES, INC.

AND

PROTECTIVE LIFE CORPORATION

DATED AS OF SEPTEMBER 27, 2007
STOCK PURCHASE AGREEMENT

ARTICLE 1 SALE AND PURCHASE OF STOCK

1.1 1.2 1.3 1.4 1.5 1.6	Sale and Purchase of Company Stock Purchase Price of the Company Stock Assumption of Liabilities Trademark Licensing Deliveries and Exchanges The Closing and Closing Date

ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLER

2.1 2.2 2.3 2.4 2.5 2.6 2.7 2.8 2.9 2.10 2.11 2.12 2.13 2.14 2.15 2.16 2.17 2.18 2.19 2.20 2.21 2.22 2.23 2.24 2.25 2.26 2.27	Corporate Organization
Capitalization; Preemptive Rights
Subsidiaries
No Commitments to Issue Capital Stock.
Authorization; Execution and Delivery.
Governmental Approvals and Filings.
No Conflict
SEC Filings
Financial Statements; Absence of Undisclosed Liabilities; Receivables.
Certain Other Financial Representations
Absence of Changes
Tax Matters.
Employment Related Matters.
Benefit Plans.
Title to Properties
Compliance with Laws; Legal Proceedings
Brokers
Intellectual Property.
Insurance
Contracts
Permits and Authorizations
Environmental Matters.
Company Acquisitions
Books and Records
Bank Accounts and Powers of Attorney
Certain Payments
Disclaimer of All Other Representations and Warranties

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF PURCHASER

3.1 3.2 3.3 3.4 3.5	Corporate Organization Authorization; Execution and Delivery No Conflict Brokers Disclaimer of All Other Representations and Warranties

ARTICLE 4 CONDUCT OF BUSINESS PENDING THE CLOSING

ARTICLE 5 ADDITIONAL AGREEMENTS

5.1	Approval
5.2	Access to Information; Confidentiality
5.3	Consents; Approvals
5.4	Indemnification by Seller
5.5	Indemnification by Purchaser
5.6	Survival; Right to Indemnification
5.7	Remedies
5.8	Limitation of Liability
5.9	Method of Asserting Claims
5.10	Notification of Certain Matters
5.11	Further Action
5.12	Public Announcements
5.13	[Intentionally Omitted]	27
5.14	Non-Competition
5.15	Preparation of Final Balance Sheet
5.16	Preparation and Filing of Tax Returns
5.17	Tax Cooperation
5.18	338(h)(10) Election
5.19	Tax Notice
5.20	Tax Controversies
5.21	Termination of Tax Sharing Agreements
5.22	No Carryback of Tax Attributes to a Pre-Closing Tax Period
5.23	Employees and Company Plans

ARTICLE 6 CONDITIONS TO THE CLOSING

6.1 6.2 6.3	Conditions to Obligation of Each Party to Effect the Stock Purchase and Sale Additional Conditions to Obligations of Purchaser Additional Conditions to Obligations of the Company and Seller

ARTICLE 7 TERMINATION

7.1 7.2 7.3	Termination Effect of Termination Fees and Expenses

ARTICLE 8 GENERAL PROVISIONS

8.1 8.2 8.3 8.4 8.5 8.6 8.7 8.8 8.9 8.10 8.11 8.12 8.13 8.14	Notices
Certain Definitions
Amendment
Waiver
Headings; Construction
Severability
Entire Agreement
Assignment; Purchaser
Parties in Interest
Failure or Indulgence Not Waiver; Remedies Cumulative
Governing Law
Counterparts
WAIVER OF JURY TRIAL
Jurisdiction; Service of Process

SCHEDULES

Seller Disclosure Schedule

EXHIBITS

Exhibit A: Estimated Asset Value

Exhibit B: Assumption Agreement

Exhibit C: Trademark Licensing Agreement

Exhibit D: Transition Services Agreement

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT, dated as of September 27, 2007 (this “Agreement”), is entered into by and among ACCESS PLANS USA, INC., an Oklahoma corporation (“Purchaser”), PROTECTIVE MARKETING ENTERPRISES, INC., a Tennessee corporation (the “Company”), and PROTECTIVE LIFE CORPORATION, a Delaware corporation (the “Seller”). Purchaser, Seller and the Company may be referred to herein collectively as the “Parties” or individually as a “Party.”

RECITALS

1. All of the issued and outstanding capital stock of the Company is owned directly by Seller.

2. Seller desires to sell and Purchaser desires to purchase (the “Stock Purchase and Sale”), all of the issued and outstanding capital stock of the Company (the “Company Stock”) upon the terms and subject to the conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Purchaser, Seller and the Company agree as follows:

ARTICLE 1

SALE AND PURCHASE OF STOCK

1.1 Sale and Purchase of Company Stock. Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties, covenants and agreements contained in this Agreement, Seller hereby agrees to sell and Purchaser hereby agrees to purchase, the Company Stock on the Closing Date (as defined in Section 1.6).

1.2 Purchase Price of the Company Stock. The purchase price of the Company Stock (the “Stock Purchase Price”) shall be the sum of (i) an amount not to exceed $1,325,000 that shall be payable in accordance with and subject to limitations and conditions set forth below in this Section 1.2 and (ii) the Estimated Asset Value (determined in accordance with Section 1.2.3 of this Agreement):

1.2.1 Payment and Delivery at Closing. At Closing (as defined in Section 1.6), Purchaser shall pay and deliver to Seller the following:

1.2.1.1 Cash Payment. The sum of $1,075,000 and the Estimated Asset Value (calculated pursuant to Section 1.2.3) in immediately available funds; and

1.2.1.2 Cash Deposit. The sum of $125,000 (the “Cash Deposit”) in immediately available funds to be held by Seller in connection with the post-closing adjustment described in Section 1.2.2 of this Agreement.

1.2.2 Post-Closing Adjustment. On or by December 7, 2007, Purchaser shall deliver a post-closing adjustment report (the “Preliminary Post-Closing Report”) to Seller. The Preliminary Post-Closing Report shall set forth the number of active members (the “Plan Members”) enrolled in Company plans marketed by the three (3) companies referenced in Section 1.2.2 of the Seller Disclosure Schedule (collectively, the “Plans”). Section 1.2.2 of the Seller Disclosure Schedule contains three (3) targets for membership of Plan Members in the Plans as of November 30, 2007 (the “Membership Targets”). The Preliminary Post-Closing Report shall indicate the number of Plan Members as determined by Purchaser as of November 30, 2007, and shall also indicate which, if any, of the Membership Targets set forth in Section 1.2.2 of the Seller Disclosure Schedule have been met. Seller shall have three (3) Business Days within which to review the Preliminary Post-Closing Report and accept or reject the number of Plan Members enrolled in the Plans as contained in Preliminary Post-Closing Report by written notice to Purchaser (which Preliminary Post-Closing Report shall be deemed accepted in the absence of such a notice). The Parties agree to use good faith in attempting to resolve any discrepancy or disagreement with respect to the Preliminary Post-Closing Report on or before December 14, 2007. The agreed upon final Preliminary Post-Closing Report shall be the “Final Post-Closing Report.” Depending on the number of Membership Targets met, and agreed upon by the Parties, either (i) Seller will return all or a portion of the Cash Deposit to Purchaser, or (ii) Purchaser will owe and pay to Seller an amount of additional cash consideration in excess of the Cash Deposit and Seller will retain the Cash Deposit as a portion of the Stock Purchase Price. Any payment due and agreed upon in the Final Post-Closing Report under this Section 1.2.2 to either Party will be due and payable in immediately available funds on December 18, 2007. The following sets forth the effect of Membership Targets being met or not met:

Post-Closing
Membership Target Categories Met	Adjustment Payment
A and B and C	Seller retains the Cash Deposit as additional consideration and Purchaser pays an additional $125,000 to Seller.

A and B	Seller retains the Cash Deposit as additional consideration and Purchaser pays an additional $100,000 to Seller.

A and C	Seller retains the Cash Deposit as additional consideration and Purchaser pays an additional $50,000 to Seller.

B and C	Seller returns $25,000 of the Cash Deposit to Purchaser and Seller retains the balance of the Cash Deposit.

A only	Seller retains the Cash Deposit as additional consideration and Purchaser pays an additional $25,000 to Seller.

B only	Seller returns $50,000 of the Cash Deposit to Purchaser and Seller retains the balance of the Cash Deposit.

C only	Seller returns $100,000 of the Cash Deposit to Purchaser and Seller retains the balance of the Cash Deposit.

None	Seller returns the entire Cash Deposit to Purchaser.

1.2.3 Value of Net Tangible Assets. Prior to the Closing, the Parties shall agree on an estimated value of the net tangible assets of the Company on the Closing Date (the “Estimated Asset Value”) consistent with the definition and basis of valuation table set forth as Exhibit A to this Agreement. In applying the provisions of this Agreement in general and this paragraph and Exhibit A in particular, in order to compute the value of net tangible assets of the Company, (i) any current Tax recoverable will not be included as a positive amount; (ii) any current Tax payable will not be included as a negative amount; and (iii) amounts reflected or reserved against for the Planmedica Case and liability associated therewith on the Company Balance Sheet will not be included as a negative amount. Purchaser will prepare and deliver a Proposed Final Balance Sheet and if agreed upon a Final Balance Sheet in accordance with the provisions of Section 5.15 of this Agreement. If the Estimated Asset Value is greater than the amount shown as the value of the assets on the Final Balance Sheet, Seller shall return the excess to Purchaser by December 18, 2007. If the amount shown as the value of the assets on the Final Balance Sheet is greater than the Estimated Asset Value, Purchaser shall deliver to Seller the excess by December 18, 2007.

1.3 Assumption of Liabilities. At Closing, Purchaser, the Company and Seller shall execute the Assumption Agreement, the form of which is attached to this Agreement as Exhibit B, and in accordance with the Assumption Agreement, Seller shall assume the liabilities specifically listed on Schedule A of the Assumption Agreement pursuant to the terms and conditions contained in such agreement.

1.4 Trademark Licensing. At Closing, Purchaser, the Company and Seller shall execute the Trademark Licensing Agreement, the form of which is attached to this Agreement as Exhibit C, and in accordance with the Trademark Licensing Agreement, Purchaser will license certain trademarks from Seller pursuant to the terms and conditions contained in such agreement.

1.5 Deliveries and Exchanges. Purchaser, Seller and the Company shall, pursuant to this Agreement, make the deliveries and payments as follows:

1.5.1 Purchaser’s Deliveries. At Closing, Purchaser shall make the following payments and deliveries:

1.5.1.1 Cash Payments. Purchaser shall deliver to Seller the payment and Cash Deposit required pursuant to Section 1.2.1.1 and Section 1.2.1.2.

1.5.1.2 Assumption Agreement. Purchaser shall execute and deliver to Seller the Assumption Agreement, in the form attached to this Agreement as Exhibit B.

1.5.1.3 Trademark Licensing Agreement. Purchaser shall execute and deliver to Seller the Trademark License Agreement, in the form attached to this Agreement as Exhibit C.

1.5.1.4 Transition Services Agreement. Purchaser shall execute and deliver to Seller, the Transition Services Agreement, in the form attached to this Agreement as Exhibit D.

1.5.2 Seller Deliveries. Except as otherwise provided herein, Seller and the Company shall make the following deliveries at Closing:

1.5.2.1 Company Stock. Seller shall deliver to Purchaser all of the outstanding shares of the capital stock of the Company (free and clear of any Encumbrance (as defined in Section 8.2) of any type or kind whatsoever). The transfer of the shares of Company Stock shall be effected by the delivery of certificates representing the transferred             shares endorsed in blank or accompanied by stock powers executed in blank and with all necessary transfer tax and other revenue stamps affixed, acquired at the expense of Seller.

1.5.2.2 Assumption Agreement. Seller and the Company shall execute and deliver to Purchaser the Assumption Agreement, in the form attached to this Agreement as Exhibit B.

1.5.2.3 Good Standing Certificates. Seller shall deliver to Purchaser a Certificate of Good Standing issued by the Secretary of State of each state in which the Company is organized and qualified or licensed to do business as a foreign corporation. Each such certificate shall be dated no earlier than eleven (11) days prior to the Closing Date.

1.5.2.4 License Certificate. Seller shall deliver to Purchaser a certificate of Company confirming the status of each of the Governmental Licenses (as defined in Section 2.6) and other licenses listed in Section 2.21 of the Seller Disclosure Schedule with available evidence of such status. The certificate shall be dated no earlier than ten (10) days prior to the Closing Date.

1.5.2.5 Financial Statements of the Company. Within ten (10) Business Days after the Closing Date, Seller shall deliver to Purchaser the internally prepared closing balance sheet of the Company as of September 30, 2007, which the Parties agree will not include any amount reflected or reserved against for the Planmedica Case and any Loss (as defined in Section 5.4.1) associated therewith.

1.5.2.6 Trademark Licensing Agreement. Seller shall execute and deliver to Purchaser the Trademark Licensing Agreement, in the form attached to this Agreement as Exhibit C.

1.5.2.7 Transition Services Agreement. Seller shall execute and deliver to Purchaser the Transition Services Agreement, in the form attached to this Agreement as Exhibit D.

1.6 The Closing and Closing Date. Subject to the terms and conditions of this Agreement, the transactions contemplated under this Agreement shall be closed (the “Closing) at the offices of Purchaser in Irving, Texas, at 12:00 p.m. local time on October 1, 2007 or at such other place and such other time and date as the Parties shall agree (the “Closing Date”).

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

OF SELLER AND THE COMPANY

Each of Seller and the Company, jointly and severally, represents and warrants to Purchaser that the representations and warranties which follow in this Article 2 are true and correct as of the date of this Agreement, except as specifically set forth in the schedules delivered by Seller to Purchaser as of the date hereof (the “Seller Disclosure Schedule”). Seller may update or revise the Seller Disclosure Schedule (including any Section thereof) for events, circumstances or other items of disclosure that arise or relate to the interim period between the date hereof and the Closing Date, and any such disclosure by Seller shall not give rise to any liability on the part of Seller for breach, inaccuracy or violation of any representation or warranty set forth herein. Any disclosure made in the Seller Disclosure Schedule with reference to one or more sections of the Seller Disclosure Schedule shall be deemed disclosed with respect to each and every other Section or provision of this Agreement as to which such disclosure is relevant, provided that such relevance is reasonably apparent. Disclosure of any matter in the Seller Disclosure Schedule shall not be deemed an admission that such matter is material.

2.1 Corporate Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee. The Company has all requisite corporate power and authority to own, operate and lease its properties and assets as and where the same are owned, operated or leased and to conduct its business as it is now being conducted. The Company is in good standing and duly qualified or licensed as a foreign corporation to do business in those jurisdictions listed in Section 2.1 of the Seller Disclosure Schedule, such jurisdictions being the only jurisdictions in which the location of the property and assets owned, operated or leased by the Company or the nature of the business conducted by the Company makes such qualification or licensing necessary, except as otherwise disclosed in Section 2.1 of the Seller Disclosure Schedule or where the failure to be so qualified or licensed could not reasonably be expected to result in a Material Adverse Change. The Company has heretofore delivered to Purchaser complete and correct copies of the articles of incorporation and bylaws of the Company, as amended to and as in effect on the date of this Agreement.

2.2 Capitalization; Preemptive Rights.

2.2.1 Capitalization. The authorized capital stock of the Company consists of 1,000 shares of common stock, par value $1.00 per share, and no shares of preferred stock. As of the date of this Agreement, 1,000 shares of the Company’s common stock are outstanding.

2.2.2 Preemptive Rights. All outstanding shares of Company Stock are validly issued and outstanding, fully paid and non-assessable, and there are no preemptive or similar rights in respect of the Company Stock. All outstanding shares of the Company Stock were issued in compliance with all requirements of all applicable federal and state securities laws.

2.3 Subsidiaries. There are no entities of which the Company owns any of the outstanding voting securities or other equity interests, directly or indirectly, through one or more intermediaries.

2.4 No Commitments to Issue Capital Stock. There are no outstanding options, warrants, calls, convertible securities or other rights, agreements, commitments or other instruments pursuant to which the Company is or may become obligated to authorize, issue or transfer any shares of its capital stock or any other equity interest. There are no agreements or understandings in effect among any of the stockholders of the Company or with any other Person and by which the Company is bound with respect to the voting, transfer, disposition or registration under the Securities Act of any shares of capital stock of the Company.

2.5 Authorization; Execution and Delivery. Each of Seller and the Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by Seller and the Company, and the consummation by Seller and the Company of the transactions provided for in this Agreement, have been duly authorized by all requisite corporate action on the part of Seller and the Company, including approval of this Agreement by Seller as evidenced in part by its execution of this Agreement. This Agreement has been duly executed and delivered by the Company and Seller, and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company and Seller in accordance with the terms of this Agreement, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditors’ rights generally and except as enforceability may be subject to general principles of equity.

2.6 Governmental Approvals and Filings. Except as set forth in Section 2.6 of the Seller Disclosure Schedule, no approval, authorization, consent, license, clearance or order of, declaration or notification to, or filing or registration with, any governmental or regulatory authority is required in order (i) to permit each of the Company and Seller to consummate the Stock Purchase and Sale or perform its obligations under this Agreement or (ii) to maintain and continue the use of, any governmental right, privilege, authority, franchise, license, permit or certificate (collectively “Governmental Licenses”) of the Company necessary to enable the Company to own, operate and lease its properties and assets as and where such properties and assets are or have been owned, leased or operated and to provide service and carry on its business as presently provided and conducted, or to prevent any material loss or disadvantage to the Company’s business, by reason of the Stock Purchase and Sale.

2.7 No Conflict. Subject to compliance with the Governmental Licenses described in Section 2.6 of the Seller Disclosure Schedules and obtaining the other consents and waivers that are set forth and described in Section 2.7 of the Seller Disclosure Schedule (the “Private Consents”), neither the execution, delivery and performance of this Agreement by each of the Company and Seller, nor the consummation by the Company and Seller of the Stock Purchase and Sale and other transactions provided for in this Agreement, will (i) conflict with, or result in a breach or violation of, any provision of the articles of incorporation (or similar organizational document) or bylaws of the Company and Seller; (ii) conflict with, result in a breach or violation of, give rise to a default, or result in the acceleration of performance, or permit the acceleration of performance, under (whether or not after the giving of notice or lapse of time or both) any encumbrance, note, bond, indenture, guaranty, lease, license, agreement or other instrument, writ, injunction, order, judgment or decree to which the Company is a party or any of its properties or assets are subject; (iii) give rise to a declaration or imposition of any encumbrance upon any of the properties or assets of the Company; or (iv) impair the Company’s business or adversely affect any Governmental License necessary to enable the Company to carry on its business as presently conducted, except, in the case of clauses (ii), (iii) or (iv) of this Section 2.7, for any conflict, breach, violation, default, declaration, imposition or impairment that could not reasonably be expected to result in a Material Adverse Change.

2.8 SEC Filings. The Company does not have any class of securities registered under the Exchange Act, and does not have any obligation to file forms, reports or other documents with the United States Securities and Exchange Commission under the Exchange Act.

2.9 Financial Statements; Absence of Undisclosed Liabilities; Receivables.

2.9.1 Financial Statements. Seller has previously delivered to Purchaser (i) complete and correct copies of the unaudited consolidated balance sheet of the Company (collectively referred to as the “Company Balance Sheet”) at August 31, 2007 (the “Company Balance Sheet Date”) and unaudited consolidated statements of income of the Company for each month in the eight-month period then ended, and (ii) the audited consolidated balance sheet of the Company as of December 31, 2006 and 2005, and the audited consolidated statement of income, shareholder’s equity and cash flows for the years then ended (all of the items described in sections (i) and (ii) are collectively referred to as the “Company Financial Statements”), all of which, except as set forth in Section 2.9 of the Seller Disclosure Schedule, have been prepared from the books and records of the Company in accordance with GAAP consistently applied and maintained throughout the periods indicated (except as may be indicated in the notes to the Company Financial Statements) and fairly present in all material respects the financial condition of the Company as at their respective dates and the results of operations and cash flows of the Company for the periods covered by the Company Financial Statements. The statements of income representing in part the Company Financial Statements do not contain any items of special or nonrecurring revenue or income or any revenue or income not earned in the Ordinary Course of Business, except as expressly specified in the statements of income and related notes.

2.9.2 Company Liabilities. Except as and to the extent reflected or reserved against on the Company Balance Sheet or related notes, the Company did not have, as of the Company Balance Sheet Date, any material liabilities, debts or obligations (whether absolute, accrued, contingent or otherwise) of any nature that would be required as of the Company Balance Sheet Date to have been included on a balance sheet prepared in accordance with GAAP. Since the Company Balance Sheet Date, the Company has not incurred or suffered to exist any liabilities, debts or obligations (whether absolute, accrued, contingent or otherwise), except liabilities, debts and obligations incurred in the Ordinary Course of Business, none of which could reasonably be expected to result in a Material Adverse Change.

2.9.3 Company Receivables. Except as set forth in Section 2.9 of the Seller Disclosure Schedule, all receivables of the Company (including accounts receivable, loans receivable and advances) which are reflected in the Company Balance Sheet, and all such receivables that have arisen after the Company Balance Sheet Date and prior to the Closing, have arisen or will have arisen only from bona fide transactions in the Ordinary Course of Business and are or will be, to the Knowledge of the Company and Seller, collectible at the aggregate recorded amounts thereof (except to the extent of appropriate reserves subsequently established in accordance with the Asset Valuation Table) and, to the Knowledge of the Company and Seller, are not and will not be subject to defense, counterclaim or offset.

2.10 Certain Other Financial Representations. Since the Company Balance Sheet Date, the Company’s accounts payable have been accrued and paid in a manner consistent with the Company’s prior practice.

2.11 Absence of Changes. Except as disclosed in the Company Financial Statements or as set forth in Section 2.11 of the Seller Disclosure Schedule, since the Company Balance Sheet Date, the Company has conducted its business only in the Ordinary Course of Business, and the Company has not:

(i) amended or otherwise modified its articles of incorporation or bylaws (or similar organizational document);

(ii) issued or sold or authorized for issuance or sale, or granted any options or warrants or amended or made other agreements (other than this Agreement) of the type referenced in Section 2.4 with respect to, any shares of its capital stock or any other of its securities, or altered any term of any of its outstanding securities or made any change in its outstanding shares of capital stock or other ownership interests or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise or redeemed, purchased or otherwise acquired any of its or its parent’s capital stock or agreed to do any of the foregoing (whether or not legally enforceable);

(iii) recorded or accrued any item of revenue, except as a result of the provision of services in the Ordinary Course of Business;

(iv) incurred any indebtedness for borrowed money, entered into any lease that should be capitalized in accordance with GAAP or subjected to any encumbrance or other restriction with respect to any of its properties, business or assets, except encumbrances or other restrictions that could not reasonably be expected to result in a Material Adverse Change;

(v) discharged or satisfied any encumbrance, or paid any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, other than current liabilities shown on the Company Balance Sheet as of the Company Balance Sheet Date and current liabilities incurred since that date in the Ordinary Course of Business;

(vi) sold, transferred, leased to others or otherwise disposed of any material properties or assets or purchased, leased from others or otherwise acquired any material properties or assets except in the Ordinary Course of Business;

(vii) canceled or compromised any debt or claim or waived or released any right of substantial value;

(viii) terminated or received any notice of termination of any contract, lease, license or other agreement (other than one that has terminated or will terminate due to expiration of its stated term therein) or any Governmental License, or suffered any damage, destruction or loss (whether or not covered by insurance) that could reasonably be expected to result in a Material Adverse Change;

(ix) made any change in the rate of compensation, commission, bonus or other remuneration payable, or paid, agreed, or promised (in writing or otherwise) to pay, provide or modify, conditionally or otherwise, any bonus, extra compensation, pension, severance or vacation pay or any other benefit or perquisite of any other kind, to any director, officer, employee, salesman or agent of the Company except in the Ordinary Course of Business and pursuant to or in accordance with plans disclosed in Section 2.14.2 of the Seller Disclosure Schedule that were in effect as of the Company Balance Sheet Date;

(x) made any increase in or commitment (whether or not legally enforceable) to increase, or communicated any intention to increase, any employee benefits, adopted or made any commitment to adopt any additional employee benefit plan or made any contribution, other than regularly scheduled contributions, to any Company Plan (as defined in Section 2.14.1);

(xi) made any loan or advance to any Person other than travel and other similar routine advances in the Ordinary Course of Business, or acquired any capital stock or other securities of any other corporation or any ownership interest in any other business enterprise;

(xii) instituted, settled or agreed to settle any material litigation, action or proceeding before any court or governmental body relating to the Company or its properties or assets;

(xiii) entered into any transaction, contract or commitment other than in the Ordinary Course of Business;

(xiv) changed any accounting practices, policies or procedures utilized in the preparation of the Company Financial Statements (including procedures with respect to revenue recognition, payment of accounts payable or collection of accounts receivable); or

(xv) entered into any agreement or made any commitment to take any of the types of action described in subparagraphs (i) through (xiv) of this Section 2.11.

2.12 Tax Matters.

2.12.1 Tax Related Definitions. For purposes of this Agreement, “Tax “ or “Taxes” shall mean taxes, fees, levies, duties, tariffs, imposts and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, including (without limitation) (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and (ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto; and “Tax Returns” shall mean returns, reports, and information statements with respect to Taxes required to be filed with the Internal Revenue Service (the “IRS”) or any other taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns, including returns required in connection with any Company Plan (as defined in Section 2.14.1).

2.12.2 Tax Returns; Tax Payments. The Company represents that, other than as disclosed in Section 2.12.2 of the Seller Disclosure Schedule, the Company has timely filed all United States federal income Tax Returns and all other material Tax Returns required to be filed by it. All such Tax Returns are complete and correct in all material respects. The Company has timely paid and discharged all material Taxes due in connection with or with respect to the periods or transactions covered by such Tax Returns and has paid all other material Taxes as are due, except such as are being contested in good faith by appropriate proceedings (to the extent that any such proceedings are required), and that there are no other material Taxes that would be due if asserted by a taxing authority, except with respect to which the Company is maintaining reserves. Except as does not involve or would not result in liability to the Company that could reasonably be expected to result in a Material Adverse Change, (i) there are no Tax liens on any assets of the Company; (ii) the Company has not granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax; (iii) no unpaid (or unreserved) deficiencies for Taxes have been claimed, proposed or assessed by any taxing or other governmental authority with respect to the Company; (iv) there are no pending or, to the Knowledge of the Company or Seller, threatened audits, investigations or claims for or relating to any liability in respect of Taxes of the Company; and (v) the Company has not requested any extension of time within which to file any currently unfiled Tax Returns. To the Knowledge of the Company, the accruals and reserves for Taxes (including deferred taxes) reflected in the Company Balance Sheet are in all material respects adequate to cover all Taxes accruable through the date thereof (including Taxes being contested) in accordance with GAAP.

2.12.3 Other Tax Related Matters. The Company represents that, other than as disclosed in Section 2.12.3 of the Seller Disclosure Schedule and other than with respect to items the inaccuracy of which could not reasonably be expected to result in a Material Adverse Change:

(i) the Company has not filed or been included in a combined, consolidated or unitary return (or substantial equivalent thereof) of any Person other than the Company;

(ii) the Company is not liable for Taxes of any Person other than the Company, or currently under any contractual obligation to indemnify any Person with respect to Taxes, or a party to any tax sharing agreement or any other agreement providing for payments by the Company with respect to Taxes;

(iii) the Company is not a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for United States federal income tax purposes;

(iv) the Company is not a party to any agreement, contract, arrangement or plan that would result (taking into account the transactions provided for in this Agreement), separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”);

(v) the Company is not a “consenting corporation” under Section 341(f) of the Code or any corresponding provision of state, local or foreign law; and

(vi) the Company has not made an election nor is it required to treat any of its assets as owned by another Person for federal income tax purposes or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code (or any corresponding provision of state, local or foreign law).

2.13 Employment Related Matters.

2.13.1 Employees; Employment Practices. Except as set forth in Section 2.13.1 of the Seller Disclosure Schedule:

(i) The Company is, and has been since June 30, 2002, in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, including any law, rule or regulation relating to discrimination, fair labor standards and occupational health and safety, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees, and the Company is not or has not engaged in any unfair labor practices, except to the extent a failure to so comply (or any such engagement) could not, alone or together with any other failure (or engagement), be reasonably expected to result in a Material Adverse Change.

(iii) No collective bargaining agreement with respect to the business of the Company is currently in effect or being negotiated. There are no labor unions representing, or, to the Knowledge of the Company and Seller, purporting to represent or attempting to represent any employee of the Company.

(iv) There are no strikes, slowdowns or work stoppages pending or, to the Knowledge of the Company and Seller, threatened with respect to the employees of the Company, nor has any such strike, slowdown or work stoppage occurred or, to the Knowledge of the Company and Seller, been threatened. There is no representation claim or petition or complaint pending before the National Labor Relations Board or any state or local labor agency and, to the Knowledge of the Company and Seller, no question concerning representation has been raised or threatened respecting the employees of the Company.

(v) To the Knowledge of the Company and Seller, no charges with respect to or relating to the business of the Company are pending before the Equal Employment Opportunity Commission, or any state or local agency responsible for the prevention of unlawful employment practices, which could reasonably be expected to result in a Material Adverse Change.

2.13.2 Governmental Contracts. Company is not a contractor or subcontractor with obligations under any federal, state or local government contract.

2.13.3 No Benefit Plan Liabilities. The Company does not have any material liability, whether absolute or contingent, including any obligations under any of the Company Plans described in Section 2.14 of this Agreement, with respect to any misclassification of a Person as an independent contractor rather than as an employee of the Company.

2.13.4 Employment Contracts. Section 2.13.4 of the Seller Disclosure Schedule contains a complete and correct list of all employment, management or other consulting agreements with any Persons employed or retained by the Company (including independent consultants), complete and correct copies of which have been delivered to Purchaser.

2.14 Benefit Plans.

2.14.1 Related Definitions. The following terms have the meanings set forth below.

(i) “Company Plan” means any pension plan, as defined in Section 3(2) of ERISA, or any welfare plan, as defined in Section 3(1) of ERISA, in each case applied without regard to the exceptions from coverage contained in Sections 4(b)(4) or 4(b)(5) of ERISA.

(ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.14.2 Schedule of Company Plans.

(i) Section 2.14.2 of the Seller Disclosure Schedule contains a complete and accurate list of each Company Plan to which either the Company is a party or by which it is bound or pursuant to which it may be required to make any payment at any time or in which at least one of the employees of the Company participates. Except as disclosed in Section 2.14.2 of the Seller Disclosure Schedule, (1) none of the items listed therein is a “multiemployer plan” as defined in Section 3(37) of ERISA, (2) each such item is sponsored by Seller (and not the Company), and (3) the Company and Purchaser will have no liability for payments thereunder (except obligations explicitly assumed by Purchaser pursuant to a cost reimbursement agreement with Seller).

(ii) Seller has delivered to Purchaser, or will deliver to Purchaser within ten (10) Business Days of the date of this Agreement, with respect to each Company Plan listed in Section 2.14.2 of the Seller Disclosure Schedule, correct and complete copies, where applicable, of: (i) the most recent IRS determination letter for all Company Plans intended to be qualified under Section 401(a) of the Code, and (ii) the current and most recent summary plan description.

(iii) Each Company Plan listed in Section 2.14.2 of the Seller Disclosure Schedule which is intended to qualify under Section 401(a) of the Code, has received a favorable determination letter from the IRS that such Plan is so qualified under the Code, and no circumstance exists which is likely to cause such Plan to cease being so qualified. Each Company Plan listed in Section 2.14.2 of the Seller Disclosure Schedule is in material compliance and has been maintained in all material respects with its terms and all applicable laws (including (i) the health care requirements of Part 6 of Title I of ERISA, or Section 4980B of the Code, (ii) Section 502(i) or Section 502(l) of ERISA or Section 4975 of the Code, (iii) Section 302 of ERISA or Section 412 of the Code and (iv) under Title IV of ERISA), and there has been no written notice issued by any governmental authority questioning or challenging such compliance. There are no actions, suits or claims (other than routine claims for benefits) pending or, to the best of the knowledge of Seller and the Company, threatened involving such Company Plans or the assets of such Company Plans.

2.14.3 Schedule of Non-ERISA Plans. Section 2.14.3 of the Seller Disclosure Schedule contains a complete and accurate list of each of any employee benefit or compensation programs (including deferred compensation, stock option, performance, bonus, or incentive understandings or arrangements of any kind, whether written or oral), arrangements or payroll practices (including vacation, paid time off or holiday pay policies) covering any employee or former employee of the Company or in which at least one of the employees of the Company participates, other than those provided through the Company Plans listed in Section 2.14.2 of the Seller Disclosure Schedule (“Non-ERISA Plans”). No amounts related to such Non-ERISA Plans will become payable as a result of the Closing or at any time thereafter for which the Company or Purchaser will bear any liability (other than liability for accrued but unused paid time off).

2.15 Title to Properties. The Company has good and marketable title to all of its properties and assets, free and clear of all Encumbrances, except for (i) liens for taxes not yet due and payable and (ii) such Encumbrances or other imperfections of title, if any, as do not materially detract from the value of or materially interfere with the present use of the property affected thereby or which could not reasonably be expected to result in a Material Adverse Change, and (iii) Encumbrances which secure indebtedness reflected in the Company Balance Sheet.

2.16 Compliance with Laws; Legal Proceedings.

2.16.1 Legal Compliance. Except as set forth in Section 2.16.1 of the Seller Disclosure Schedule, the Company is not and has not been in violation of, or in default with respect to, any applicable law, statute, regulation, ordinance, writ, injunction, order, judgment, decree or any Governmental License, including any federal, state or local law regarding or relating to trespass or violations of privacy rights, other than violations or defaults that could not reasonably be expected to result in a Material Adverse Change.

2.16.2 Legal Proceedings. Except as set forth in Section 2.16.2 of the Seller Disclosure Schedule, there is no order, writ, injunction, judgment or decree outstanding and no legal, administrative, arbitration or other governmental proceeding or investigation pending or, to the Knowledge of the Company and Seller, threatened, and there are no material claims (including material unasserted claims of which the Company is aware) against or relating to the Company or any of its properties, assets or businesses. There is no legal, administrative or other governmental proceeding or investigation pending or, to the Knowledge of the Company and Seller, threatened against the Company, or any of its directors or officers, as such, that relates to the Stock Purchase and Sale or any of the transactions provided for in this Agreement. None of the items listed in Section 2.16.2 of the Seller Disclosure Schedule could reasonably be expected to result in a Material Adverse Change. Except as set forth in Section 2.16.2 of the Seller Disclosure Schedule, the Company has not been a defendant (either originally, by counter-claim or impleading) in any legal proceedings that have either been filed in since January 1, 2005 or are currently pending. Except as set forth in Section 2.16.2 of the Seller Disclosure Schedule, none of the legal proceedings set forth on such schedule has had or, to the Knowledge of the Company and Seller, could reasonably be expected to result in a Material Adverse Change.

2.17 Brokers. No broker, finder or investment advisor acted, directly or indirectly, as such for the Company or any shareholder of the Company in connection with the Stock Purchase and Sale or this Agreement, and no broker, finder, investment advisor or other Person is entitled to any fee or other commission, or other remuneration, in respect thereof based in any way on any action, agreement, arrangement or understanding taken or made by or on behalf of the Company or Seller.

2.18 Intellectual Property.

2.18.1 Ownership and Right to Use. The Company owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or material that are used in the business of the Company as currently conducted, except where such lack of ownership, license or other rights to use would not reasonably be expected to result in a Material Adverse Change.

2.18.2 Transferability. Except as set forth in Section 2.18.2 of the Seller Disclosure Schedule or with respect to matters, items or exceptions that could not reasonably be expected to result in a Material Adverse Change:

(i) each of Seller and the Company is not, nor will it be, as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which Seller or the Company, as the case may be, is a party and pursuant to which Seller or the Company, as the case may be, is authorized to use any patents, trademarks, service marks or copyrights owned by others (“Company Third-Party Intellectual Property Rights”);

(ii) No claims with respect to the patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names and any applications therefor owned by the Company (the “Company Intellectual Property Rights”), any trade secret material to the Company, or Company Third Party Intellectual Property Rights to the extent arising out of any use, reproduction or distribution of Company Third Party Intellectual Property Rights by or through the Company, are currently pending or, to the Knowledge of the Company and Seller, have been threatened against the Company by any Person; or

(iii) The Company has no Knowledge of any valid grounds for any bona fide claims (1) to the effect that the sale, licensing or use of any product or service as now sold, licensed or used by the Company infringes on any copyright, patent, trademark, service mark or trade secret; (2) against the use by the Company of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of the Company as currently conducted; (3) challenging the ownership, validity or effectiveness of any of the Company Intellectual Property Rights or other trade secret material to the Company; or (4) challenging the license or legally enforceable right of the Company to use Company Third Party Intellectual Rights.

2.18.3 No Infringement. To the Knowledge of the Company and Seller, there is no material unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any third party, including any employee or former employee of the Company.

2.19 Insurance. All material fire and casualty, general liability, business interruption, product liability and other insurance policies maintained by the Company are set forth, in summary form, in Section 2.19 of the Seller Disclosure Schedule.

2.20 Contracts. Set forth in Section 2.20 of the Seller Disclosure Schedule is a complete and correct list of each of the following agreements, leases and other instruments, both oral and written, to which the Company is a party or by which Company or its properties or assets are bound:

(i) each service or other similar type of agreement under which services are provided by any other Person to the Company which is material to the business of the Company taken as a whole or under which services are or have been provided by the Company to any other Person;

(ii) each agreement that restricts the operation of the business of the Company or the ability of the Company to solicit customers or employees;

(iii) each operating lease (as lessor, lessee, sublessor or sublessee) that is material to the Company of any real or tangible personal property or assets;

(iv) each agreement (including capital leases) under which any money has been or may be borrowed or loaned, or any note, bond, indenture or other evidence of indebtedness, has been issued or assumed (other than those under which there remain no ongoing obligations of the Company), and each guaranty of any evidence of indebtedness or other obligation, or of the net worth, of any Person (other than endorsements for the purpose of collection in the Ordinary Course of Business);

(v) each partnership, joint venture or similar agreement;

(vi) each agreement containing restrictions with respect to the payment of dividends or other distributions in respect of the Company’s capital stock;

(vii) each agreement to make unpaid capital expenditures in excess of $25,000;

(viii) each agreement providing for accelerated or special payments as a result of the Stock Purchase and Sale, including any shareholder rights plan or other instrument commonly referred as a “poison pill.”

A complete and correct copy of each written agreement, lease or other type of document, and a true, complete and correct summary listing of each oral agreement, lease or other type of document, required to be disclosed pursuant to subparagraphs (i) through (ix) of this Section 2.20 has been previously delivered to Purchaser. Furthermore, each agreement, lease or other type of document required to be disclosed pursuant to Sections 2.13 or 2.14 or this Section 2.20 to which the Company is a party or by which the Company or its properties or assets are bound (collectively, the “Company Contracts”), except those Company Contracts the loss of which could not reasonably be expected to result in a Material Adverse Effect, is valid, binding and in full force and effect and is enforceable by the Company in accordance with its terms, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditors’ rights generally and except as enforceability may be subject to general principles of equity. The Company is not (with or without the lapse of time or the giving of notice, or both) and has not been in material breach of or in material default under any of the Company Contracts, and, to the Knowledge of the Company and Seller, no other party to any of the Company Contracts is (with or without the lapse of time or the giving of notice, or both) in material breach of or in material default under any of the Company Contracts. To the Knowledge of the Company and Seller, the Company has neither received notice, written or oral, of any threatened termination by any third party to any of the Company Contracts nor become aware of any present intention of a third party to any Company Contracts not to renew or, if currently being rebid, re-award any of the Company Contracts to the Company. No existing or completed agreement to which the Company is a party is currently subject to renegotiation with any governmental body, other than may be required by the express terms thereof.

2.21 Permits and Authorizations. Section 2.21 of the Seller Disclosure Schedule sets forth all Governmental Licenses and each other material approval, authorization, consent, license, certificate, order or other permit of any governmental agencies, whether federal, state, local or foreign: (a) necessary to enable the Company to own, operate and lease its properties and assets as and where such properties and assets are or have been owned, leased or operated and to provide service and carry on its business as presently provided and conducted or has been conducted (collectively, the “Company Permits”); or (b) required to permit the continued conduct of such business following the Stock Purchase and Sale in the manner presently conducted by the Company on the date of this Agreement (indicating in each case whether or not the consent of any Person is required for the consummation of the transactions provided for herein). Except as listed in Section 2.21 of the Seller Disclosure Schedule, Company has and has had all necessary Company Permits, all of which are valid and in good standing with the issuing agencies and, to the Knowledge of the Company and Seller, are not subject to any proceedings for suspension, modification or revocation where the failure to be so could not reasonably be expected to result in a Material Adverse Change.

2.22 Environmental Matters.

2.22.1 Environmental Related Definitions. For purposes of this Agreement, the capitalized terms defined below shall have the meanings ascribed to them below.

(i) “Environmental Claim” means any accusation, allegation, notice of violation, action, claim, lien, demand, abatement or other order or direction (conditional or otherwise) by any governmental agency or entity or any other Person for personal injury (including sickness, disease or death), tangible or intangible property damage, damage to the environment, nuisance, pollution, contamination or other adverse effects an the environment, or for fines, penalties or restrictions resulting from or based upon (a) the existence, or the continuation of the existence, of a Release (including, without limitation, sudden or non-sudden accidental or non-accidental Releases) of, or exposure to, any Hazardous Substance, odor or audible noise in, into or onto the environment (including, without limitation, the air, soil, surface water or groundwater) at, in, by, from or related to any property owned, operated or leased by the Company or any of the Company’s activities or operations thereon; (b) the transportation, storage, treatment or disposal of Hazardous Substances in connection with any property owned, operated or leased by the Company or its operations or facilities; or (c) the violation, or alleged violation, of any Environmental Law or Environmental Permit of or from any governmental agency or entity relating to environmental matters connected with any property owned, leased or operated by the Company.

(ii) “Environmental Law(s” means all federal, state or local law (including common law), statute, ordinance, rule, regulation, code, or other requirement relating to the environment, natural resources, or public or employee health and safety and includes, but is not limited to the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., The Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. Section § 1251 et seq., the Clean Air Act, 33 U.S.C. § 2601 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes and any applicable transfer statutes.

(iii) “Environmental Permits” means all approvals, authorizations, consents, permits, licenses, registrations and certificates required by any applicable Environmental Law.

(iv) “Hazardous Substance(s” means, without limitation, any flammable explosives, radioactive materials, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products (including but not limited to waste petroleum and petroleum products), methane, hazardous materials, hazardous wastes, pollutants, contaminants and hazardous or toxic substances, as defined in or regulated under any applicable Environmental Laws.

(v) “Release” means any past or present spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Substance into the environment.

2.22.2 Compliance. The Company has obtained all Environmental Permits required for its businesses and facilities except for such Environmental Permits the failure of which to obtain could not reasonably be expected to result in a Material Adverse Change. The Company (i) is in compliance with all terms and conditions of its Environmental Permits and of any applicable Environmental Law, except for such failure to be in compliance that could not reasonably be expected to have Material Adverse Change; (ii) has not received notice of any violation by or claim against the Company under any Environmental Law; and (iii) does not have Knowledge of any facts or circumstances related to its businesses and facilities likely to give rise to an Environmental Claim that could reasonably be expected to result in a Material Adverse Change.

2.22.3 No Environmental Releases. To the Knowledge of the Company and Seller, there have been no Releases, or threatened Releases of any Hazardous Substances into, on or under any of the properties owned or operated (or formerly owned or operated) by the Company in any case in such a way as to create any liability (including the costs of investigation and remediation) under any applicable Environmental Law that could reasonably be expected to result in a Material Adverse Change.

2.22.4 Superfund Responsible Party. The Company has not been identified as a potentially responsible party at any federal or state National Priority List site, and the Company has not transported, disposed of, or arranged for the disposal of any Hazardous Substances in violation of any Environmental Law.

2.23 Company Acquisitions. The Company has not executed any agreements pursuant to which the Company has acquired or agreed to acquire all or any part of the stock or assets (including any customer list) of any Person.

2.24 Books and Records. All accounts, books, ledgers and official and other records prepared and kept by the Company have been generally kept and maintained in all material respects in accordance with reasonable business practices, and there are no material inaccuracies or discrepancies contained or reflected therein. Such records of the Company are primarily located at the Company’s offices in Birmingham, Alabama.

2.25 Bank Accounts and Powers of Attorney. Section 2.25 of the Seller Disclosure Schedule sets forth the name of each bank in which the Company has an account, lock box or safe deposit box, the number of each such account, lock box or safe deposit box and the names of the Persons authorized to draw thereon or have access thereto. Except as set forth in Section 2.25 of the Seller Disclosure Schedule, no Person holds any power of attorney from the Company with respect to any such account, lock box or safe deposit box.

2.26 Certain Payments. Neither the Company nor any director, officer, agent, or employee thereof, or to the Knowledge of the Company and Seller, any other Person associated with or acting for or on behalf of the Company, has directly or indirectly (i) made any improper or illegal contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property, or services (a) to obtain favorable treatment in securing business, (b) to pay for favorable treatment for business secured, (c) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, or (d) in violation of any legal requirement, or (ii) established or maintained any fund or asset for the purposes described in sub-section (i) above that has not been recorded in the books and records of the Company.

2.27 Disclaimer of All Other Representations and Warranties. Except as otherwise expressly set forth in this Agreement, neither the Company nor Seller makes any other representations or warranties as to the Company or the business, operations, prospects or financial condition of the Company. Without limiting the generality of the foregoing, except for the representations and warranties of the Company and Seller contained in this Agreement, the transactions provided in this Agreement are without any statutory, express or implied warranty, representation, agreement, statement or expression of any opinion regarding the Company or the assets, properties or business of the Company, including any and all statutory, express or implied representations or warranties related to the suitability for habitation, merchantability, or fitness for a particular purpose or created by any affirmation of fact or promise, by any description of the assets, properties or business of the Company or by operation of any law, statute, regulation, code, ordinance or regulation.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller and, prior to the Closing to the Company, that the representations, warranties and statements which follow in this Article 3 are true and correct as of the date of this Agreement:

3.1 Corporate Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Oklahoma and has all requisite corporate power and authority to own, operate and lease its properties and assets as and where the same are owned, operated or leased and to conduct its business as it is now being conducted. Purchaser is in good standing and duly qualified or licensed as a foreign corporation to do business in those jurisdictions in which the location of the property and assets owned, operated or leased by Purchaser or the nature of the business conducted by Purchaser makes such qualification or licensing necessary, except where the failure to be so qualified or licensed could not reasonably be expected to result in a Material Adverse Change.

3.2 Authorization; Execution and Delivery. Purchaser has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with this Agreement.

3.3 No Conflict. Neither the execution, delivery and performance of this Agreement by Purchaser, nor the consummation by Purchaser of the Stock Purchase and Sale and other transactions contemplated by this Agreement, will (i) conflict with, or result in a breach or violation of, any provision of the certificate or articles of incorporation (or similar organizational document) or bylaws of Purchaser; (ii) conflict with, result in a breach or violation of, give rise to a default, or result in the acceleration of performance, or permit the acceleration or performance, under (whether or not after the giving of notice or lapse of time or both) any encumbrance, note, bond, indenture, guaranty, lease, license, agreement or other instrument, writ, injunction, order, judgment or decree to which Purchaser or any of their respective properties or assets is subject; (iii) give rise to a declaration or imposition of any encumbrance upon any of the properties or assets of Purchaser; or (iv) impair Purchaser’s business or adversely effect any Governmental License necessary to enable Purchaser to carry on their business as presently conducted, except, in the cases of clauses (ii), (iii) or (iv), for any conflict, breach, violation, default, declaration, imposition or impairment that could not reasonably be expected to result in a Material Adverse Change.

3.4 Brokers. No broker, finder or investment advisor acted, directly or indirectly, as such for Purchaser or any Affiliate of Purchaser in connection with the Stock Purchase and Sale or this Agreement, and no broker, finder, investment advisor or other Person is entitled to any fee or other commission, or other remuneration, in respect thereof based in any way on any action, agreement, arrangement or understanding taken or made by or on behalf of Purchaser or its Affiliates.

3.5 Disclaimer of All Other Representations and Warranties. Except as otherwise expressly set forth in this Agreement, Purchaser makes no other representations or warranties as to its business, operations, prospects or financial condition. Without limiting the generality of the foregoing, except for the representations and warranties of the Purchaser contained in this Agreement, the transactions provided in this Agreement are without any statutory, express or implied warranty, representation, agreement, statement or expression of any opinion regarding the Purchaser or the assets, properties or business of the Purchaser, including any and all statutory, express or implied representations or warranties related to the suitability for habitation, merchantability, or fitness for a particular purpose or created by any affirmation of fact or promise, by any description of the assets, properties or business of the Purchaser or by operation of any law, statute, regulation, code, ordinance or regulation.

ARTICLE 4

CONDUCT OF BUSINESS PENDING THE CLOSING

Conduct of Business by the Company Pending the Closing. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing (should there be any time between the date of this Agreement and the Closing), Seller and the Company covenants and agrees that, unless Purchaser shall otherwise agree in writing, the Company shall, and Seller shall cause the Company to:

(i) conduct its business only in, and shall not take any action except in, the Ordinary Course of Business,

(ii) use reasonable commercial efforts to preserve substantially intact the business organization of the Company,

(iii) use reasonable commercial efforts to keep available the services of the present officers, employees, agents and consultants of the Company, and

(iv) use reasonable commercial efforts to preserve the present relationships of the Company with customers, suppliers and other Persons with which the Company has significant business relations.

By way of amplification and not limitation, except as provided for in this Agreement, the Company shall not and Seller shall cause the Company not, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, directly or indirectly do, or propose to do, any of the following without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed:

(a) amend or otherwise change the Company’s articles of incorporation or bylaws;

(b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in the Company;

(c) sell, transfer, lease to others, or otherwise dispose of, or subject to any encumbrance, any material assets or properties of the Company or purchase, lease from others or otherwise acquire any material assets or properties (except for (I) purchases or sales of assets in the Ordinary Course of Business, and (II) dispositions of obsolete or worthless assets);

(d) (I) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of the Company’s capital stock, (II) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of the Company’s capital stock, or (III) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any Person to purchase, repurchase, redeem or otherwise acquire, any of the Company’s securities, including shares of the Company’s common stock or any option, warrant or right, directly or indirectly, to acquire shares of the Company’s common stock;

(e) (I) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (II) incur any indebtedness for borrowed money, except for borrowings and reborrowing under the Company’s existing credit facilities or issue any debt securities or assume, guarantee, endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances, except in the Ordinary Course of Business; (III) authorize any capital expenditures or purchases of fixed assets which are, in the aggregate, in excess of $5,000; or (IV) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by subparagraph (e) of this Section 4.1;

(f) make any change in the rate of compensation, commission, bonus or other remuneration payable, or pay or agree or promise to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to any director, officer, employee, salesman or agent of the Company except in the Ordinary Course of Business and pursuant to or in accordance with plans disclosed in Section 2.14.2 of the Seller Disclosure Schedule that were in effect as of the date of this Agreement or make any increase in or commitment to increase any employee benefits, adopt or make any commitment to adopt any additional employee benefit plan or make any contribution, other than regularly scheduled contributions, to any Employee Benefit Plan;

(g) take any action to change accounting practices, policies or procedures (including procedures with respect to revenue recognition, payments of accounts payable or collection of accounts receivable);

(h) make any material Tax election inconsistent with past practice or settle or compromise any material federal, state, local or foreign Tax liability or agree to an extension of a statute of limitations, except to the extent the amount of any such settlement has been reserved for in the Company Financial Statements;

(i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction when due, in the Ordinary Course of Business, of liabilities reflected or reserved against in the Company Financial Statements or incurred after the Company Balance Sheet Date in the Ordinary Course of Business;

(j) enter into any transaction, contract or commitment other than in the Ordinary Course of Business; or

(k) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (j) above, or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect in any material respect or prevent the Company and Seller from performing in any material respect or cause the Company or Seller not to perform in any material respect its covenants and agreements in this Agreement.

ARTICLE 5

ADDITIONAL AGREEMENTS

5.1 Approval. Seller and Purchaser, by execution of this Agreement, hereby acknowledge their approval of the Stock Purchase and Sale and the other transactions provided for in this Agreement, subject in all respects to the terms, conditions, covenants and agreements contained herein.

5.2 Access to Information; Confidentiality. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such Party is subject (from which such Party shall use reasonable efforts to be released), the Company and Purchaser shall each (and shall cause each of its applicable Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other Party reasonable access (during reasonable business hours), during the period prior to the Closing, to all of its properties, books, contracts, commitments and records and, during such period, the Company and Purchaser each shall (and shall cause each of its applicable Subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as such other Party may reasonably request, and each Party shall make available to the other Party, at reasonable times, the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other Party’s business, properties and personnel as either Purchaser or the Company may reasonably request. Each Party shall keep such information confidential.

5.3 Consents; Approvals. The Company, Seller and Purchaser shall use commercially reasonable efforts to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, all United States and foreign governmental and regulatory rulings and approvals), and the Company, Seller and Purchaser shall make all filings (including, without limitation, all filings with United States and foreign governmental or regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement by the Company, Seller and Purchaser and the consummation by them of the transactions provided for in this Agreement.

5.4 Indemnification by Seller.

5.4.1 Subject to the provisions of this Article 5, Seller agrees to indemnify fully in respect of, hold harmless and defend the Purchaser Affiliate Group against any and all damages, liabilities, costs, claims, proceedings, investigations, penalties, judgments, deficiencies, losses, including taxes, expenses (including interest, penalties, and fees and disbursements of attorneys, accountants and experts) (“Loss” or “Losses”) incurred or suffered by any of them arising out of, attributable to, or relating to (i) any misrepresentation or breach of warranty on the part of Seller and the Company under this Agreement; (ii) any nonfulfillment or failure to perform any covenant or agreement on the part of Seller or the Company under this Agreement or the Assumption Agreement executed in connection herewith; (iii) all Taxes of the Company for all taxable periods ending on or before the Closing Date (“Pre-Closing Period”) and with respect to any taxable period that begins on or before and that ends after the Closing Date (“Straddle Period”), for the portion of each such Straddle Period that ends on the Closing Date (as determined pursuant to Section 5.22 hereof); (iv) all Taxes for which the Company may be liable under Section 1.1502-6 of the Treasury Regulations (and corresponding provisions of state, local or foreign law) as a result of being a member of any federal, state, local or foreign consolidated, unitary, combined or similar group for any taxable period ending on or before the Closing Date; (v) any litigation that is pending, or to the Knowledge of the Company has been threatened or asserted against the Company, prior to the Closing, involving the Company, its shareholders, employees, agents or directors, or any such litigation that arises or is threatened or asserted after the Closing that arises from actions or inaction of the Company that occurred before the Closing; (vi) regulatory compliance matters, including market conduct examinations or other audits of the Company’s compliance with federal, state or local regulations for its activities or the conduct of its business prior to the Closing; and (vii) liabilities of the Company that were not reflected (but which were required to be so reflected under Section 2.9.1 hereof) on the Company Balance Sheet as of August 31, 2007, other than accounts payable incurred in the ordinary course of business between July 31, 2007 and the Closing Date. A Loss for which Seller is responsible under this Section 5.4 shall first be charged against the liability reflected or reserved against on the Final Balance Sheet for such Loss (if any), and the Loss shall not be payable under this Section 5.4 until that liability is reduced to zero.

5.4.2 If, after Closing, Purchaser or Company files suit to collect an account of Company not reflected or reserved against on the Final Balance Sheet, and a defendant in the suit thereafter asserts any claim based on actions of Company before Closing, Seller shall not be liable to Purchaser or Company under this Section 5.4 for any Loss resulting from such claim.

5.5 Indemnification by Purchaser. Subject to the provisions of this Article 5, Purchaser agrees to indemnify fully in respect of, hold harmless and defend the Seller Affiliate Group against, (a) any and all Losses arising out of, attributable to, or relating to (i) any misrepresentation, or breach of warranty on the part of Purchaser under this Agreement, and (ii) nonfulfillment or failure to perform any covenant or agreement on the part of Purchaser under this Agreement; (b) related and attributable to, or asserted against, the Company with respect to any event or condition occurring or arising after the Closing Date upon which the Losses are based.

5.6 Survival; Right to Indemnification. Each representation and warranty given or made by Seller or the Company or Purchaser under this Agreement (including the Seller Disclosure Schedule) shall survive the Closing, and will expire on the second anniversary of the Closing Date (the “Expiration Date”), unless prior to the Expiration Date, a claim specifying a breach or violation of any of the representations or warranties described above is submitted in writing to the Indemnifying Party and identified as a claim for indemnification pursuant to this Agreement and Article 5 hereof; provided, however, that each representation or warranty given or made by Seller and the Company under Section 2.12 (Tax Matters) shall survive for the period of the applicable statute of limitations (including any extensions thereof). To the extent that any covenant is to be performed prior to or at Closing, such covenant and a Party’s right to recover Losses from a breach or violation of such covenant shall not survive the Closing (unless expressly provided herein to the contrary).

5.7 Remedies. The remedies provided in this Article 5 shall be the sole and exclusive remedies of Purchaser and its Affiliates and their respective officers, directors, employees and representatives against Seller, or Seller against Purchaser, for any misrepresentation or breach of a warranty, covenant or other agreement under this Agreement.

5.8	Limitation of Liability.

	5.8.1	Seller Liability Limitation.

(a) Seller (and prior to the Closing, the Company) shall not be liable under this Agreement for any misrepresentation or breach of warranty, or breach of any covenant to be performed at or prior to Closing, except to the extent that the aggregate amount of Losses for which Seller would otherwise (but for this provision) be liable exceeds in the aggregate the sum of $35,000 (the “Deductible Amount”) and then only to the extent of Losses in excess of such Deductible Amount. Provided, however, the provisions of this Section 5.8.1 shall not be applicable to any Losses occasioned by any misrepresentation or breach of any warranty or breach of any covenant set forth in Article 1 and each of Sections 2.1 through 2.5, and each of Sections 2.7, 2.12, 2.22, 5.4(iii) and (iv) and 5.17.

(b) The aggregate liability of Seller (and prior to Closing, the Company) for all Losses under this Article 5, whether resulting from any misrepresentation or breach of warranty, or breach of any covenant or other term or agreement to be performed at or prior to Closing or otherwise, shall in no event exceed the lesser of the Stock Purchase Price or $1,200,000.

(c) Seller shall not be liable to indemnify Purchaser (or, after the Closing, the Company) or any of their respective Affiliates or Subsidiaries for any Losses relating to, arising out of or resulting from any breach, violation, or failure to perform by Seller of any representation, warranty, covenant, promise or other agreement made by Seller (or prior to Closing, the Company) in this Agreement where Purchaser or its Affiliates had Knowledge of such breach, violation or failure prior to Closing.

5.8.2 Purchaser Liability Limitation. Purchaser shall not be liable under this Agreement for any misrepresentation or breach of warranty except to the extent that the aggregate amount of Losses for which Purchaser would otherwise (but for this provision) be liable exceeds in the aggregate the Deductible Amount and then only to the extent of Losses in excess of such Deductible Amount. Provided, however, the provisions of this Section 5.8.2 shall not be applicable to any Losses occasioned by any misrepresentation or breach of any warranty or breach of any covenant set forth in Article 1 and each of Sections 3.1 through 3.5 and Section 5.17. The aggregate liability of Purchaser for all Losses under this Article 5, whether resulting from any misrepresentation or breach of warranty, or breach of any other term or agreement to be performed at or prior to Closing or otherwise, shall in no event exceed the lesser of the Stock Purchase Price or $1,200,000.

5.8.3 Duty to Mitigate. Each Party (including, without limitation, the Company after Closing) shall use its commercially reasonable efforts to mitigate the amount of any Losses.

5.8.4 Subrogation. If an Indemnifying Party pays a claim of an Indemnified Party, then the Indemnifying Party shall be subrogated to all rights that the Indemnified Party may have against others (except Affiliates, representatives, successors or assigns of the Indemnified Party) for recovery of the Losses, and the Indemnified Party shall take all actions reasonably necessary to effect such subrogation rights of the Indemnifying Party.

5.9 Method of Asserting Claims. The Person claiming indemnification under Section 5.4 or 5.5 of this Agreement hereinafter referred to as the “Indemnified Party” and the Person against whom such claims are asserted under this Agreement is referred to as the “Indemnifying Party.” All claims for indemnification by any Indemnified Party under this Article 5 shall be asserted and conducted as follows:

5.9.1 Notification; Defense. In the event that any claim or demand for which an Indemnifying Party would be liable to an Indemnified Party under this Agreement is asserted against or sought to be collected from such Indemnified Party by a third party, said Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such claim or demand, specifying the nature of and specific basis for such claim or demand and the amount or the estimated amount of such claim or demand to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand (the “Claim Notice”). The Indemnified Party’s failure to so notify the Indemnifying Party in accordance with the provisions of this Agreement shall not relieve the Indemnifying Party of liability under this Agreement unless such failure materially prejudices the Indemnifying Party’s ability to defend against the claim or demand. The Indemnifying Party shall have thirty (30) days from the giving of the Claim Notice (the “Notice Period”) to notify the Indemnified Party (i) whether or not the Indemnifying Party disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such claim or demand and (ii) whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such claim or demand; provided, however, that any Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading that Indemnified Party deems necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not in any way prejudicial to the Indemnifying Party. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party desires to defend the Indemnified Party against such claim or demand and except as hereinafter provided, the Indemnifying Party shall have the right to defend by all appropriate proceedings, which proceedings shall be settled or prosecuted by the Indemnifying Party to a final conclusion. In the event the Indemnified Party desires to participate in, but not control, any such defense or settlement by the Indemnifying Party, the Indemnified Party may do so at its sole cost and expense. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any claim or demand that the Indemnifying Party elects to contest, or, if appropriate and related to the claim in question, in making any counterclaim against the Person asserting the third party claim or demand, or any cross-complaint against any Person.

5.9.2 Counterclaim Notification. In the event any Indemnified Party shall have a claim against any Indemnifying Party under this Agreement that does not involve a claim or demand being asserted against or sought to be collected from such Indemnified Party by a third party, the Indemnified Party shall give a Claim Notice with respect to such claim to the Indemnifying Party.

5.9.3 Access to Books and Records. To the extent that Purchaser may claim indemnity against Seller under this Agreement, Purchaser agrees to give Seller access to the books, records and employees of the Company in connection with the matters for which indemnification is sought under this Agreement, to the extent Seller reasonably deems necessary in connection with its rights and obligations under this Agreement. To the extent that Seller may claim indemnity against Purchaser hereunder, Purchaser agrees to give Seller access to the books, records and employees of the Company in connection with the matters for which indemnification is sought under this Agreement, to the extent Seller reasonably deems necessary in connection with Seller’s rights and obligations under this Agreement.

5.10 Notification of Certain Matters. Seller and the Company shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to Seller and the Company, of

(i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be materially untrue or inaccurate, or

(ii) any failure of Seller or Purchaser, as the case may be, to materially comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement;

provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not limit or otherwise affect the remedies available to the Party receiving such notice; and provided further, that failure to give such notice shall not be treated as a breach of covenant for the purposes of Section 6.2.2 or 6.3.2 unless the failure to give such notice results in material prejudice to the other Party.

5.11 Further Action. Upon the terms and subject to the conditions hereof, each of the Parties shall use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the Stock Purchase and Sale and other transactions provided for in this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. The foregoing covenant shall not include any obligation by Purchaser to agree to divest, abandon, license or take similar action with respect to any assets (tangible or intangible) of Purchaser or the Company.

5.12 Public Announcements. Purchaser and Seller shall consult with each other before issuing any press release prior to the Closing with respect to the Stock Purchase and Sale or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other Party, which shall not be unreasonably withheld; provided, however, that a Party may, without the prior consent of the other Party, issue such press release prior to the Closing or make such public statement as may upon the advice of counsel be required by law if it has used all reasonable efforts to consult with the other Party.

5.13	[Intentionally Omitted]
	5.14	Non-Competition.

		5.14.1	Engaging in Competitive Business and Solicitations.

5.14.1.1 “Competitive Business” means the business of offering memberships to individual consumers, directly or indirectly through third parties, in discount or referral plans through which consumers can obtain services or products from providers at predetermined prices or at discounts from normal retail prices; provided, however, that, notwithstanding any provision of this Agreement to the contrary, the services and products falling within the scope of this definition of “Competitive Business” shall exclude vehicle service contracts and any other services and products generally regarded as finance and insurance (F&I) products ancillary to the purchase or ownership of automobiles and other vehicular, marine or power-sports products.

5.14.1.2 In order to induce Purchaser to enter into this Agreement, Seller covenants and agrees that, from the Closing until the expiration of two (2) years from the Closing Date (the “Non-Compete Period”), it shall not, and shall not permit or cause the Seller Affiliate Group to:

(i)	create, develop or engage in a Competitive Business other than through a Permissible Acquisition Subject to Condition (as defined in Section 5.14.1.3);

(ii)	directly or indirectly solicit, canvass or otherwise contact or accept any business or transaction from any present or former marketers of the Company, present or future members of discount plans provided by the Company or networks of providers with which the Company presently has or formerly had a network lease agreement (collectively, the “Potential Targets”) relating to the Competitive Business, or take any action that is specifically aimed or designed to cause the termination or curtailment of the business relationship between the Company (and/or its successor or successors) and any of its present Potential Targets relating to the Competitive Business, except as may result from a Permissible Acquisition Subject to Condition or actions taken by a Permissible Target or employees thereof; or

(iii)	directly or indirectly, without the prior written consent of Purchaser, solicit, entice, persuade or induce any individual who as of the date of this Agreement is, or at any time during the Non-Compete Period becomes, an employee of Purchaser, any of its Affiliates, or the Company, or its successors (each such entity, including Purchaser, a “Purchaser Affiliate”), to terminate or refrain from renewing or extending his or her employment with any Purchaser Affiliate, except that this clause shall not apply to any such employee whose employment shall have been terminated by a Purchaser Affiliate (other than a termination followed by immediate employment by a different Purchaser Affiliate) and except that this clause shall not apply to any such employees or prospective employees responding to an advertisement or solicitation for employment available to the general public.

5.14.1.3 “Permissible Acquisition Subject to Condition” means the acquisition (or a series of acquisitions) closed during the Non-Compete Period by Seller or its Affiliate of a controlling interest in (or of substantially all of the assets of) an entity, whether through a stock purchase, asset sale or other similar transaction (the “Permissible Target”), that (i) is engaged in a Competitive Business at the time of the closing of the acquisition, but (ii) which is subject to the following condition to which Seller agrees: In the event of an offer between the Seller Affiliate Group and an unaffiliated third party during the Non-Compete Period involving a sale of a Competing Unit (and solely a Competing Unit), Seller agrees to provide (or cause the Seller Affiliate Group to provide) to Purchaser thirty (30) days’ written notice after the finalization of the terms of the Best Offer, during which thirty (30) days Purchaser shall have a right to purchase the Competing Unit on the same terms and conditions as are contained in the Best Offer. The “Best Offer” means the offer from a third party (other than a Purchaser Affiliate or the Seller Affiliate Group) to purchase or otherwise acquire a Competing Unit that Seller or the Affiliate owning the Competing Unit determines in its sole discretion to be both acceptable and qualitatively superior to any other available offer. If no offer is received or deemed acceptable by Seller (or its Affiliate, as the case may be), then Purchaser shall have no right to purchase, and neither Seller (nor its Affiliate) shall have the obligation to sell, the Competing Unit. A “Competing Unit” means (i) a separate incorporated subsidiary, limited liability company or other entity, or (ii) an unincorporated division or other business unit of the Permissible Target that operates the Competitive Business and no other business except the Competitive Business.

These covenants and agreements are included in this Agreement to protect the value of the business of Company being acquired by Purchaser pursuant to this Agreement and to assure that Purchaser shall have the full benefit of the value of the Company.

5.14.2 Judicially Imposed Limitations. If any part of the restrictions as to time, geographical area or scope of activity set forth in Section 5.14.1 shall, for any reason whatsoever, be found by a court of competent jurisdiction to be unreasonable or impose a greater restraint than is necessary to protect the goodwill or other business interest acquired by Purchaser pursuant to this Agreement, the Parties agree, commit and covenant that jointly and without condition the Parties will request the court to reform the covenant and agreement set forth in Section 5.14.1 to cause the restrictions to be reasonable and to impose restrictions that are no greater than necessary to protect the goodwill or other business interest of Purchaser acquired pursuant to this Agreement and enforce the covenant and agreement as reformed, except the court may not award Purchaser damages for a breach of the covenant and agreement before its reformation and the relief granted to Purchaser shall be limited to injunctive relief.

5.14.3 Extension of Restrictive Period. If Seller shall be in violation of the aforementioned restrictive covenant in Section 5.14.1, then in addition to the other remedies available to Purchaser, the time limitation of Section 5.14.1 shall be extended for a period of time equal to the period of time during which such violation occurred.

5.14.4 No Allocation of Stock Purchase Price. Seller and Purchaser agree that no portion of the Stock Purchase Price shall be allocable to the restrictive covenants and agreements as set forth in this Section 5.14.

5.14.5 Waiver of Restrictions. The terms and provisions of this Section 5.14 are for the benefit of Purchaser and may be waived in whole or in part by Purchaser.

5.14.6 Injunctive Relief. Seller acknowledges that Purchaser and the Company and their Affiliates would be irreparably damaged and that money damages and any other remedy available at law would be inadequate to redress or remedy any loss in the event that the provisions of this Section 5.14 were not fully performed in accordance with its specific terms or are otherwise breached, and Seller, therefore, agrees that Purchaser, the Company and their Affiliates, in addition to seeking to recover any claim for damages or to obtain any other remedy available at law, also may seek to enforce the terms of this Section 5.14 by injunction or specific performance and may seek to obtain any other appropriate remedy available in equity.

5.15 Preparation of Final Balance Sheet. As soon as reasonably practicable and in any event within sixty (60) days following Closing, Purchaser shall prepare and deliver to Seller a balance sheet of the Company (the “Proposed Final Balance Sheet”) through the Closing Date. Seller shall have fourteen (14) days within which to notify Purchaser of any objection to (or to notify Purchaser of acceptance of) the Proposed Final Balance Sheet in writing (in the absence of which timely written notice the Seller shall be deemed in acceptance of such Proposed Final Balance Sheet). If the Proposed Final Balance Sheet is not accepted or deemed accepted, Seller and Purchaser shall in good faith negotiate to finalize the balance sheet of the Company through the Closing Date on or before December 1, 2007. The agreed upon (or deemed agreed upon) Proposed Final Balance Sheet shall be hereinafter referred to as the “Final Balance Sheet.” The Proposed Final Balance Sheet and the Final Balance Sheet shall be consistent with past practices of the Company prior to the Closing and the Asset Valuation Table. The Parties understand and agree that neither the Proposed Final Balance Sheet nor the Final Balance Sheet will include any liability reflected or reserved against the Planmedica Case or any liability associated therewith. Seller shall make available to Purchaser all information in the possession of Seller reasonably required for the Purchaser to prepare the Proposed Final Balance Sheet and the Final Balance Sheet. Purchaser and the Company shall make available to Seller all information in the possession of Purchaser and the Company reasonably required for Seller to review the Proposed Final Balance Sheet and the Final Balance Sheet.

5.16 Preparation and Filing of Tax Returns.

5.16.1 Seller shall prepare and timely file (or cause to be prepared and timely filed) all Tax Returns required to be filed by the Company for all Pre-Closing Periods (such Tax Returns, the “Pre-Closing Period Tax Returns”). For purposes of this Agreement, a Pre-Closing Period is a taxable period (i.e., a period, year, or any other span of time, for which the Company is obligated by law, ordinance, or regulation to compute its taxable income and report such taxable income in a Tax Return to a relevant Tax authority) that ends on or before the Closing Date. All such Pre-Closing Period Tax Returns shall be prepared at the expense of Seller in a manner that is consistent with the prior practice of the Company, except as required by applicable law. An appropriate officer of the Company (as of the date that the return is signed) shall sign the returns and send them back to Seller so that Seller can file the returns on a timely basis. Seller shall pay or cause to be paid all Taxes due and payable in respect of all Pre-Closing Period Tax Returns. Purchaser shall indemnify and hold the Seller Affiliate Group harmless from and against any and all Taxes that are imposed upon the Company that are not specifically indemnified by the Seller pursuant to this Section 5.16.

5.16.2 Purchaser shall prepare and timely file or cause the Company to prepare and timely file all Tax Returns required to be filed by the Company for all Straddle Periods (such Tax Returns, the “Straddle Period Tax Returns”) and for all Tax Return periods with an ending date after the Closing Date. For purposes of this Agreement, a Straddle Period is a taxable period that begins before the Closing Date and ends after the Closing Date. In preparing such Straddle Period Tax Returns, the Purchaser will prepare such returns in a manner that is consistent with the prior practice of the Company, except as required by applicable law, Purchaser shall deliver to Seller a draft of such returns no later than fifteen (15) Business Days prior to the due date of the returns (taking into consideration any valid extensions of time to file such returns) in order for Seller to review such returns. Seller will be obligated to finish its review and deliver its comments to the Purchaser no later than ten (10) Business Days prior to the aforementioned due date of the returns. Following the prior practice standard expressed above, Seller and Purchaser are obligated to work together in good faith to resolve any differences of view regarding the proper way in which the Straddle Period Tax Returns are to be prepared. Seller shall pay to Purchaser in immediately available funds the amount of all Taxes due and payable in respect of such Straddle Period Tax Returns to the extent such Taxes are apportioned to the Pre-Closing Period as provided below.

5.16.3 For purposes of this Section 5.16, in order to apportion appropriately any Taxes of the Company relating to a taxable period that, absent the occurrence of the transaction that is contemplated by this Agreement, begins before the Closing Date and would end after the Closing Date, the Parties shall, to the extent permitted under applicable law, treat for all Tax purposes the Closing Date as the last day of the taxable year or period of, or with respect to, the Company. In any case where applicable law does not permit the Company to treat the Closing Date as the last day of the taxable year or period, the portion of any Taxes that are allocable to the portion of the Straddle Period ending on the Closing Date shall be:

(a) in the case of Taxes that are imposed on a periodic basis, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis (such as real property taxes), the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the Straddle Period ending on (and including) the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period; and

(b) in the case of Taxes not described in clause (a) (such as Taxes that are either (x) based upon or related to gross revenues or receipts, or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), deemed equal to the amount that would be payable if the taxable year or period ended on the Closing Date.

(c) In applying provisions (a) and (b) above to determine the amount of Taxes that are payable by Seller for a Straddle Period, Seller will receive full credit from the Purchaser for any Taxes that Seller paid with regard to such Taxes (either directly or for its credit through its common parent, Protective Life Corporation) on or prior to the Closing Date.

5.16.4 Transfer Taxes. Purchaser and Seller shall be equally responsible for and shall each pay one-half of any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes; any transfer, recording, registration and other fees, and any similar Taxes which become payable in connection with the transaction contemplated by this Agreement. Purchaser and Seller shall be responsible for jointly preparing and timely filing any Tax Returns required with respect to any such Taxes. Purchaser and Seller shall provide to one another a true copy of each such Tax Return as filed and evidence of the timely filing thereof. Purchaser and Seller shall file such applications and documents as shall permit such Tax to be assessed and paid as soon as practical following the Closing Date, but in no event later than sixty (60) days following the Closing Date.

5.17 Tax Cooperation. Seller and Purchaser agree to furnish or cause to be furnished to each other, upon request, as promptly as practical, such information (including access to books and records) and assistance relating to the Company as is reasonably requested for the filing of any Tax Returns, for the preparation of any audit and for the prosecution or defense of any claim relating to the Taxes of the Company. Any information obtained under this Section shall be kept confidential except (i) as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding or (ii) with the consent of Seller or Purchaser, as the case may be.

5.18 338(h)(10) Election. Purchaser and Seller, as applicable, each agree to execute and file Forms 8023 and 8883 in accordance with the requirements of Section 338 of the Code and the applicable Treasury Regulations (and any similar forms required under state or local law). Purchaser and Seller agree to account for the transaction contemplated by this Agreement, (a) with regard to federal income taxation in accordance with Section 338(h)(10) of the Code and the related Treasury Regulations, and (b) with regard to state and local income taxation, in accordance with any similar applicable state and local laws and regulations that mirror the principles expressed in Section 338(h)(10) of the Code.

In accounting for the transactions contemplated by this Agreement, the Seller and the Purchaser agree that the following liabilities, to the extent that they are reported on the Company Balance Sheet and included in the Estimated Asset Value of the Company will be treated as being expressly assumed by the Purchaser in this transaction: (a) any accrued severance liability, (b) any accrued Florida rebate liability, (c) any allowance for doubtful accounts, and (d) any accrued vacation liability.

Seller will prepare and deliver to the Purchaser by January 11, 2008, a draft allocation of the total consideration paid for the Company Stock (exclusive of each party’s transaction costs) among the seven (7) classes of assets as prescribed by the Treasury Regulations under Section 338. Purchaser will respond to the Seller within five (5) Business Days of its receipt of the aforementioned draft allocation, indicating its approval, the areas in which it disagrees and any comments that it has about the draft allocation. The Seller and Purchaser agree to work together in good faith, using the principles expressed in Section 338 of the Code and the related Treasury Regulations, to reach an agreement on such allocation by January 25, 2008.

5.19 Tax Notice. Purchaser and Seller shall provide to each other notice within ten (10) Business Days of receipt of any notice or deficiency, proposed adjustment, assessment, audit, examination or other administrative or court proceeding, suit, dispute or other claim in which a Tax authority (a “Tax Claim”) makes or proposes to make a Tax adjustment to any Tax Period which could reasonably result in the other Party being liable for any amount of Taxes or losses related thereto, either under the law or pursuant to this Agreement.

5.20 Tax Controversies. Sellers, at their expense, shall control any Tax Claim that (i) involves a consolidated tax return, combined, or unitary return or any matter relating to the affiliated group of which Seller is the common parent, or (ii) could affect the Taxes of Seller or any affiliate thereof or could result in Seller being liable for any amount of Taxes or losses related thereto, either under the law or pursuant to this Agreement, including (a) any Taxes attributable to a Straddle Period that is allocated pursuant to this Agreement to the Company, or (b) any amount for which Seller could have to indemnify the Purchaser pursuant to the terms of this Agreement.

5.21 Termination of Tax Sharing Agreements. As of the Closing Date, Seller shall cause all Tax allocation, Tax sharing, Tax reimbursement, and similar agreements and arrangements (“Tax Sharing Agreements”) between Seller and the Company to be extinguished and terminated with respect to the Company; provided, however, that such termination shall not excuse the Company from making all payment due to Seller under such Tax Sharing Agreements as determined as of the Closing Date. The payment and calculation of any payments due and owing with respect to the preceding sentence shall be made in a time and manner that is consistent with past practice.

5.22 No Carryback of Tax Attributes to a Pre-Closing Tax Period. Purchaser agrees that any tax attribute of the Company (including without limitation an unused net operating loss or an unused business credit) that originates in a Tax Period that ends after the Closing Date will not be carried back to a Tax Period that ends on or before the Closing Date, even if such carryback is permitted by law or regulation.

5.23 Employees and Company Plans. (i) Seller shall retain liability and responsibility for, and shall indemnify Purchaser against, any and all (1) salaries, wages, bonuses, deferred compensation, and any other compensation or payments payable to any employee of the Company for services attributable to, and claims and expenses incurred during the period ending on or prior to, the Closing in accordance with the terms and conditions of the applicable compensation arrangements and policies (the “Accrued Compensation”), (2) obligations under any Company Plans or Non-ERISA Plans of the Company with respect to the period ending on or before the Closing Date, (3) obligations under any Company Plans or Non-ERISA Plans of Seller; (4) the deemed termination of any employees of the Company arising out of the transactions contemplated hereunder, and (5) monetary and non-monetary “stay payments”, “stay bonuses” or other obligations which are or may become payable pursuant to any retention letters or agreements provided to any of the employees of the Company by Seller or the Company with respect to any obligations entered into on or before the Closing Date.

(ii) Seller shall pay to each employee of the Company any and all Accrued Compensation owed to such employee with respect to services performed through the Closing Date, and Purchaser shall have no responsibility or liability for payment of any such amounts. Seller shall not cash out and pay each employee of the Company for accrued but unused paid time off to which such employee is entitled under Seller’s or the Company’s paid time off policy immediately before the Closing Date, and Seller shall have no responsibility or liability for payment of any such amounts after the Closing Date.

(iii) In no event shall this Agreement cause an employee of the Company to be entitled to severance benefits from Seller or its Affiliates.

5.24 Memberships in Connecticut and Florida. After Closing Company shall use reasonable efforts to obtain a license to operate as a Medical Discount Plan in the State of Connecticut under Conn. Gen. Stat. §§ 38a-479qq, 38a-479rr (2007) enacted in Connecticut Public Act 05-237. If Company is unable to obtain such a license by December 31, 2007, then Company shall terminate the Company discount plan memberships of any member residing in the State of Connecticut. On or before December 31, 2007, Company shall terminate the Company discount plan membership of any member residing in the State of Florida if such Company discount plan or membership fee or other charge has not been approved by the State of Florida as required under Title 37, Chapter 636, Part II, codified at Fla. Stat. §§ 636.202 et seq. (2007).

ARTICLE 6

CONDITIONS TO THE CLOSING

6.1 Conditions to Obligation of Each Party to Effect the Stock Purchase and Sale. The respective obligations of each Party to consummate the Stock Purchase and Sale and the other transactions provided for in this Agreement shall be subject to the satisfaction at or prior to the Closing of the following conditions:

6.1.1 Governmental Action To Prevent, Limit or Condition Transaction. There shall not have been instituted, pending or threatened any action or proceeding by any governmental authority or administrative agency before any governmental authority, administrative agency or court of competent jurisdiction, domestic or foreign, nor shall there be in effect any judgment, decree or order of any governmental authority, administrative agency or court of competent jurisdiction, or any other legal restraint:

(i) preventing or seeking to prevent consummation of the Stock Purchase and Sale and the other transactions provided for in this Agreement,

(ii) prohibiting or seeking to prohibit or limiting or seeking to limit Purchaser from exercising all material rights and privileges pertaining to its post-closing ownership of the Company or the ownership or operation by Purchaser or any of the Purchaser’s Subsidiaries or all or a material portion of the business or assets of Purchaser or any of the Purchaser Subsidiaries; or

(iii) compelling or seeking to compel Purchaser to dispose of or hold separate all or any material portion of the business or assets of Purchaser, as a result of the Stock Purchase and Sale or the transactions contemplated by this Agreement.

6.1.2 Illegality. No statute, rule, regulation or order shall be enacted, entered, enforced or deemed applicable to the Stock Purchase and Sale and the other transactions contemplated in this Agreement that makes the consummation of the Stock Purchase and Sale or other such transactions illegal.

6.2 Additional Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the Stock Purchase and Sale and the other transactions provided for in this Agreement are also subject to the following conditions:

6.2.1 Representations and Warranties. The representations and warranties made by Seller and the Company in this Agreement shall be true in all material respects (except that those qualified as to materiality shall be true and correct) when made and at and as of the Closing as though such representations and warranties were made at and as of the Closing, except for:

(i) changes contemplated by this Agreement,

(ii) those representations and warranties that address matters only as of a particular date (that shall have been true and correct as of such date, subject to clause (iii)), or

(iii) where the failure to be true and correct would not reasonably be expected to result in a Material Adverse Change, and Purchaser shall have received a certificate dated as of the Closing to such effect signed by a duly authorized executive officer of the Company and Seller.

6.2.2 Agreements and Covenants. The Company and Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by the Company and Seller on or prior to the Closing, and Purchaser shall have received a certificate dated as of the Closing to such effect signed by duly authorized executive officer of the Company and Seller.

6.2.3 Consents and Renewals Obtained. All material consents, contract renewals, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Company or Seller for the authorization, execution and delivery of this Agreement, the consummation by them of the Stock Purchase and Sale and other transactions contemplated by this Agreement and the continuation in full force and effect of any and all material rights, documents, agreements or instruments of the Company and Seller shall have been obtained and made by the Company and Seller, except where the failure to receive such consents, waivers, approvals, authorizations or orders would not reasonably be expected to result in a Material Adverse Change Effect on the Company or the Purchaser.

6.2.4 Key Personnel. Scott Treadway and Debbie Travis, which have been determined to be key personnel of the Company by Purchaser, have agreed or substantially agreed to the terms of their employment by the Company as of the Closing.

6.3 Additional Conditions to Obligations of the Company and Seller. The obligations of the Company and Seller to consummate the Stock Purchase and Sale and the other transactions contemplated in this Agreement are also subject to the following conditions:

6.3.1 Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all respects on and as of the Closing with the same force and effect as if made on and as of the Closing, except for:

(i) changes contemplated by this Agreement,

(ii) those representations and warranties that address matters only as of a particular date (that shall have been true and correct as of such date, subject to clause (iii)), or

(iii) where the failure to be true and correct could not reasonably be expected to result in a Material Adverse Change, and the Company and Seller shall have received a certificate dated as of the Closing to such effect signed by duly authorized executive officer of Purchaser.

6.3.2 Agreements and Covenants. Purchaser shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing, and the Company and Seller shall have received a certificate dated as of the Closing to such effect signed by duly authorized executive officer of Purchaser.

6.3.3 Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Purchaser for the authorization, execution and delivery of this Agreement, the consummation by them of the Stock Purchase and Sale and other transactions contemplated by this Agreement and the continuation in full force and effect of any and all material rights, documents, agreements or instruments of Purchaser shall have been obtained and made by Purchaser, except where the failure to receive such consents, waivers, approvals, authorizations or orders would not reasonably be expected to result in a Material Adverse Change on Purchaser.

6.3.4 PLC Guaranties. Seller shall have obtained a full release of any and all obligations of Seller, under terms satisfactory to Seller, from Paymentech, L.P. under that certain Credit Card Processing Services Agreement Guaranty Addendum (Merchant Agreement Contract Number 077083) in favor of the Company dated July 1, 2004, as amended.

ARTICLE 7

TERMINATION

7.1 Termination. This Agreement may be terminated at any time prior to the Closing as follows:

(i) by mutual written consent of the Parties; or

(ii) by either Purchaser or Seller, if the Stock Purchase and Sale shall not have been consummated by October 31, 2007 (the “Outside Date”) (provided that the right to terminate this Agreement under this subparagraph (ii) of this Section 7.1 shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Stock Purchase and Sale to be consummated on or before such date); or

(iii) by either Purchaser or Seller, if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a non-appealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting consummation of the Stock Purchase and Sale (provided that the right to terminate this Agreement under this subparagraph (iii) of this Section 7.1 shall not be available to any Party who has not complied with its obligations under Section 5.3 and such noncompliance materially contributed to the issuance of any such order, decree or ruling or the taking of such action); or

(iv) by either Purchaser or Seller, if any representation or warranty of the Company or Seller, on the one hand, or Purchaser, on the other hand, as appropriate, set forth in this Agreement shall be untrue when made, such that the conditions set forth in Sections 6.2.1 or 6.3.1, as the case may be, would not be satisfied (a “Terminating Misrepresentation”); provided, however, that, if such Terminating Misrepresentation is curable by Seller or Purchaser, as the case may be, through the exercise of its commercially reasonable efforts and for so long as Seller or Purchaser, as the case may be, continues to exercise such commercially reasonable efforts, neither Purchaser nor Seller, respectively, may terminate this Agreement under this subparagraph (iv) of this Section 7.1; or

(v) by Purchaser or Seller, upon a breach of any covenant or agreement on the part of the Company or Seller, on the one hand, or Purchaser, on the other hand, respectively, set forth in this Agreement, such that the conditions set forth in Sections 6.2.2 or 6.3.2, as the case may be, would not be satisfied (a “Terminating Breach”); provided, however, that, if such Terminating Breach is curable by Seller or Purchaser, as the case may be, through the exercise of its commercially reasonable efforts and for so long as Seller or Purchaser, as the case may be, continues to exercise such commercially reasonable efforts, neither Purchaser nor Seller, respectively, may terminate this Agreement under this subparagraph (v) of this Section 7.1.

7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of any Party or of any of its Affiliates, directors, officers or stockholders, except as set forth in Section 7.3 below.

7.3 Fees and Expenses.

7.3.1 Each Party to Bear Own Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement through the earlier of the Closing or termination of this Agreement shall be paid by the Party incurring such expenses, whether or not the Stock Purchase and Sale is consummated, including without limitation the costs and expenses attributable to the preparation of audited and unaudited financial statements of Purchaser, on the one hand, and the Company, on the other hand.

7.3.2 Litigation Expenses. Upon termination of this Agreement by either Purchaser or Seller pursuant to Sections 7.1(iv) or (v), the respective Parties may seek any and all remedies available to them under applicable law. In the event any Party shall be required to employ an attorney or attorneys to institute a legal proceeding against the other Party or Parties for the purpose of enforcing any of the provisions of this Agreement or protecting its interest in any matter arising under this Agreement, the non-prevailing party in any such action pursued in courts of competent jurisdiction (the finality of which is not legally contestable) shall pay to the “prevailing party” all reasonable costs, damages and expenses, including attorneys’ fees, expended or incurred in connection with such proceeding. The standard to be applied in determining whether a Party is a prevailing party for purposes of this Section 7.3.2 shall be the same standard as applied by the courts in determining who is a prevailing party for purposes of Rule 54(d) of the Federal Rules of Civil Procedure.

ARTICLE 8

GENERAL PROVISIONS

8.1 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the facsimile numbers specified below (or at such other address, facsimile or telephone number or other Person’s attention for a party as shall be specified by like notice):

(a) If to Purchaser:

Access Plans USA, Inc.

4929 W. Royal Lane, Suite 200

Irving, Texas 75063

Facsimile No.: (972) 915-3204

Telephone No.: (972) 915-3286

Attention: Ian Stuart, Chief Operating Officer

With a copy to:

Eliseo Ruiz, III, General Counsel

Access Plans USA, Inc.

4929 W. Royal Lane, Suite 200

Irving, Texas 75063

Facsimile No.: (972) 915-3203

Telephone No.: (972) 915-3286

(b) If to Seller:

Protective Life Corporation
Attn: Doug Drablos, Vice President, Procurement
2801 Hwy 280 South
Birmingham, AL 35243

Facsimile No.: (205) 268-4522

Telephone No.: (205) 268-3823

With a copy to:

Deborah J. Long

Executive Vice President, General Counsel and Secretary

Protective Life Corporation

2801 Highway 280 South

Birmingham, Alabama 35223

Fax: (205) 268-3597

Phone: (205) 268-3700

8.2 Certain Definitions. For purposes of this Agreement, the following capitalized terms used herein shall have the following definitions:

(i) “Affiliates” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person;

(ii) “Business Day” means any day other than a day on which banks in Texas are required or authorized to be closed;

(iii) “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

(iv) “Encumbrance” means any interest in an asset securing an obligation owed to, or a claim by, any Person other than the owner of the asset, whether such interest shall be based on the common law, statute, or contract, whether such interest shall be recorded or perfected, and whether such interest shall be contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances, including the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also including reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting real or personal, tangible or intangible, property.

(v) “Knowledge” means and includes with respect to any Person other than an individual those facts actually known by (i) any officer or director of such Person or (ii) the employees of such Person that have been actively involved in the due diligence review or negotiation, or both, related to the transactions provided for in this Agreement through the Closing Date in his or her capacity as an employee of such Person; provided, however, that under no circumstances shall Knowledge of Seller or Company include facts actually known solely by Scott Treadway; provided further, however, that the discovery of facts actually known by any officer, director or employee of a Person shall not cause the waiver of the attorney-client privilege and such discovery of facts shall be protected by the attorney-client privilege to the extent such privilege is applicable.

(vi) “Material Adverse Change” means, with respect to any provision of this Agreement containing that defined term, any event, circumstance, condition, development or occurrence causing, resulting in or having a material adverse effect on the financial condition, business, properties, prospects or results of operations of the Company, taken as a whole; provided, however, that in no event shall any of the following constitute a “Material Adverse Change”: (a) any change resulting from conditions affecting the Company’s industry generally (including any change in laws, statutes, code, ordinances or other regulations generally applicable to such industry or GAAP or regulatory accounting principles generally applicable to such industry, if any), or changes resulting from general business or economic conditions; (b) any change that would not be material to the operations of the Company’s business if continued in the same manner as conducted by the Company prior to the Closing, yet are material to Purchaser due to Purchaser’s unique circumstances or its proposed operation of the Company or its business or its integration of the Company into the corporate organization of Purchaser or its Affiliates after the Closing; (c) any change resulting from, or otherwise attributable to, the announcement or pendency of any of the transactions provided for in this Agreement; (d) any change resulting from compliance by the Company with the terms of, or the taking of any action contemplated or permitted by, this Agreement or applicable law, statute, code, ordinance or other regulation; or (e) any change in the availability, cost, terms and coverage of liability, hazard, comprehensive and any other insurance for the Company or its operations.

(vii) “Ordinary Course of Business” means an action taken by a Person that: (a) is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; (b) is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person; and (c) is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

(viii) “Planmedica Case” means that certain case styled Planmedica Healthcare Solutions, LLC v. Protective Marketing Enterprises, Inc., Case No. 04-22118-CIV-HUCK; and In the Matter of the Arbitration between PlanMedica Healthcare Solutions, LLC, Protective Marketing Enterprises, Inc., and Life Guard Benefits Services, and any subsequent proceedings related thereto or in connection therewith.

(ix) “Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity or group (as defined in Section 13(d)(3) of the Exchange Act);

(x) “Purchaser Affiliate Group” means Purchaser, its Affiliates and each of their officers, directors and employees;

(xi) “Seller Affiliate Group” means Seller, its Affiliates and each of their officers, directors and employees; and

(xii) “Subsidiary” or “Subsidiaries” of the Company, Seller, Purchaser or any other Person means any corporation, partnership, limited liability company or other legal entity of which the Company, Seller, Purchaser or such other Person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 10% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

8.3 Amendment. This Agreement may be amended by mutual agreement of Seller, the Company and Purchaser at any time prior to the Closing. This Agreement may not be amended except by an instrument in writing signed by the Parties.

8.4 Waiver. At any time prior to the Closing, any Party may with respect to any other Party:

(i) extend the time for the performance of any of the obligations or other acts of such other Party,

(ii) waive any inaccuracies in the representations and warranties of such other Party contained herein or in any document delivered pursuant hereto (and such waiver will also operate as a waiver and relinquishment of any impact, liability or Losses that may result from any such inaccuracies so waived), or

(iii) waive compliance with any of the agreements or conditions of such other Party contained in this Agreement and the impact, liability and/or Losses that may result from any such agreement or condition not complied with that is so waived. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. For purposes of this Agreement, time shall be of the essence.

8.5 Headings; Construction. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement:

(i) words denoting the singular include the plural and vice versa;

(ii) “it” or “its” or words denoting any gender include all genders;

(iii) the word “including” shall mean “including without limitation,” whether or not expressed, unless expressly stated to the contrary or evident in the context such term is used;

(iv) any reference to a statute shall mean the statute and any regulations thereunder in force as of the date of this Agreement or the Closing, as applicable, unless otherwise expressly provided;

(v) any reference in this Agreement to a subparagraph, a subsection, a Section, an Article, a Schedule or an Exhibit refers to a subparagraph, a subsection, a Section or an Article of or a Schedule or an Exhibit to this Agreement, unless otherwise specifically stated;

(vi) when calculating the period of time within or following which any act is to be done or steps taken, the date that is the reference day in calculating such period shall be excluded and if the last day of such period is not a Business Day, then the period shall end on the next day that is a Business Day; and

(vii) any reference to a Party’s “best efforts” or “commercially reasonable efforts” shall not include any obligation of such Party to pay, or guarantee the payment of, money or other consideration to any third party or to agree to the imposition on such Party or its Affiliates of any condition reasonably considered by such Party to be materially burdensome to such Party or its Affiliates.

8.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions provided for herein is not affected in any manner materially adverse to any Party. Except as otherwise specifically provided in this Agreement, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions provided for herein are fulfilled to the extent reasonably possible.

8.7 Entire Agreement. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof, except as otherwise expressly provided herein.

8.8 Assignment; Purchaser. This Agreement shall not be assigned by operation of law or otherwise, except that, upon prior written notice to Seller, all or any of the rights of Purchaser hereunder may be assigned to any direct, wholly-owned Subsidiary of Purchaser, provided that (i) no such assignment shall relieve the assigning party of any of its covenants, indemnities, duties, obligations (payment and otherwise), and/or other agreements provided for in this Agreement, and (ii) upon the request of Seller, Purchaser executes and delivers a guaranty or other agreement satisfactory to Seller and in favor of Seller documenting such assignment, and Purchaser’s continuing obligations under this Agreement as referenced in sub-section (i) of this Section 8.8.

8.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under, or by reason of, this Agreement, including, by way of subrogation, other than Section 5.5 or 5.6 (that is intended to be for the benefit of the Indemnified Parties and may be enforced by such Indemnified Parties).

8.10 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any Party in the exercise of any right under this Agreement shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement contained in this Agreement, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available, except to the extent provided otherwise in this Agreement.

8.11 Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Texas applicable to contracts executed and fully performed within the State of Texas.

8.12 Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

8.13 WAIVER OF JURY TRIAL. THE COMPANY, SELLER AND PURCHASER (INCLUDING ANY AFFILIATE OR SUBSIDIARY OF PURCHASER THAT TAKES ASSIGNMENT OF PURCHASER’S RIGHTS PURSUANT TO SECTION 8.8) EACH HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS PROVIDED FOR HEREIN.

8.14 Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the Parties in the courts of the State of Texas, County of Dallas or the United States District Court for the Northern District of Texas, as applicable, and each of the Parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.

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IN WITNESS WHEREOF, Purchaser, the Company and Seller have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

“Purchaser”	ACCESS PLANS USA, INC.
By:

Ian Stuart, Chief Operating Officer

“Company” PROTECTIVE MARKETING ENTERPRISES, INC.

By:

Name:
Its:

“Seller”	PROTECTIVE LIFE CORPORATION
By:

Name:

Its: